UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 9, 2015

 AMERICAN RAILCAR INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

North Dakota	000-51728	43-1481791
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 Clark Street
St. Charles, Missouri	63301
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (636) 940-6000
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated American Railcar, Inc. 2005 Equity Incentive Plan

At the annual meeting of shareholders (the Annual Meeting) held on June 9, 2015, the Company's shareholders approved the Company's Amended and Restated 2005 Equity Incentive Plan (the Amended Plan). The Amended Plan extends the term of the 2005 Equity Incentive Plan (as previously amended to date) by 10 years to April 28, 2025, expands the types of awards that may be issued under the Amended Plan, changes the plan administrator from the board to the compensation committee, and expands the administrative powers of the compensation committee, among other changes.

The Company's employees, officers, including each of the Company's named executive officers, directors, consultants and advisors are eligible to participate in the Amended Plan.

The Amended Plan permits the Company to issue stock options, restricted stock, other stock-based awards, including shares of our common stock, par value $0.01 per share (Common Stock), stock appreciation rights, stock equivalent units, restricted stock units, phantom stock awards or units, performance shares, performance units, deferred stock, deferred stock units and performance-based cash awards. The Amended Plan does not permit the grant of stock options, restricted stock or other stock-based awards, in the aggregate, with respect to more than 300,000 shares of Common Stock to any individual during any fiscal year. The Amended Plan does not permit the Company to grant more than $5 million, in the aggregate, in all other stock-based awards denominated in dollars and performance-based cash awards during any fiscal year. The Amended Plan authorizes issuance of up to 1 million total shares of Common Stock. If any award expires or is terminated, surrendered or forfeited, the unissued Common Stock covered by that award will remain available for issuance. Awards that may be settled solely in cash do not count toward this 1 million share threshold.

The Amended Plan is administered by a committee appointed by the Company's board of directors consisting of two or more non-employee directors, currently the compensation committee. Subject to the express provisions of the Amended Plan, the committee, in its sole and absolute discretion, has the authority to grant and amend awards, to adopt, amend and repeal rules relating to the Amended Plan and to interpret and correct any provisions of the Amended Plan or any award thereunder. Further, the committee has authority to select the participants to whom awards may be made, to construe and determine awards, award agreements and the Amended Plan, to determine the number of shares covered by each award, to determine the terms and conditions of an award granted under the Amended Plan, including, to the extent applicable, the vesting schedule or acceleration thereof, the purchase or grant price, option exercise price, forfeiture restrictions or the term of the option or other award; provided that the exercise price of any options granted under the Amended Plan may not be less than the fair market value of the Common Stock covered by such options on the date of grant. The committee may not, however, exercise its discretion under the Amended Plan in any manner that would cause an outstanding award that would otherwise qualify as performance-based compensation under Section 162(m) of the Code to fail to so qualify. The committee may delegate any or all of its powers under the Amended Plan to one or more committees or subcommittees.

The material terms of the Amended Plan are summarized in the Company's definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 30, 2015, which description is incorporated herein by reference. The foregoing description of the Amended Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Plan. A copy of the Amended Plan is filed herewith as Exhibit 10.1 and is incorporated in its entirety herein by reference.
Item 5.07. Submission of Matters to a Vote of Security Holders.

The Company held its annual meeting of shareholders (the Annual Meeting) on June 9, 2015. At the Annual Meeting, shareholders voted on the following proposals and cast their votes as described below.

Proposal 1

The individuals listed below were elected at the Annual Meeting to serve on the Company’s Board of Directors until the next annual meeting of shareholders or until their respective successors are duly elected and qualified.

Nominee	For	Against	Abstentions	Broker Non-Votes
SungHwan Cho	13,280,090	3,147,738	113,127	—
James C. Pontious	16,345,477	88,614	106,864	—
J. Mike Laisure	16,335,943	98,489	106,523	—
Harold First	15,512,523	922,507	105,925	—
Hunter Gary	12,898,878	3,535,646	106,431	—
Andrew Roberto	14,285,347	2,148,192	107,416	—
Courtney Mather	14,021,889	2,414,399	104,667	—

Proposal 2

An advisory vote on executive compensation, as described in the proxy materials. This proposal was approved.

For	Against	Abstentions	Broker Non-Votes
16,253,454	164,263	123,238	—

Proposal 3

A vote on a resolution to approve the Company's 2005 Equity Incentive Plan, as amended and restated, and as described in the proxy materials. This proposal was approved.

For	Against	Abstentions	Broker Non-Votes
13,809,314	2,607,843	123,798	—
Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

Exhibit 10.1	Amended and Restated American Railcar, Inc. 2005 Equity Incentive Plan
SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 11, 2015		American Railcar Industries, Inc.

	By:	/s/ Jeffrey S. Hollister
	Name:	Jeffrey S. Hollister
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 10.1	Amended and Restated American Railcar, Inc. 2005 Equity Incentive Plan